Exhibit 3.1

State of California Secretary of State

I, BRUCE McPHERSON, Secretary of State of the State of California, hereby certify:

That the attached transcript of 1 page(s) has been compared with the record on file in this office, of which it purports to be a copy, and that it is full, true and correct.

IN WITNESS WHEREOF, I execute this certificate and affix the Great Seal of the State of California this day of OCT - 3 2005 /s/ BRUCE McPHERSON BRUCE McPHERSON Secretary of State

Sec/State Form CE-107 (REV 03/31/05)

ENDORSED - FILED
In the office of the Secretary of State
of the State of California
SEP 30 2005

CERTIFICATE OF AMENDMENT

OF

RESTATED ARTICLES OF INCORPORATION

OF

SOUTHERN CALIFORNIA WATER COMPANY,

a California corporation

Floyd E. Wicks and Robert J. Sprowls certify that:

1.     They are the duly elected and acting President and Chief Executive Officer and Chief Financial Officer, Senior Vice President-Finance and Secretary, respectively, of the corporation named above.

2.     The Restated Articles of Incorporation of the corporation are amended by amending Article One to read as follows:

NAME

One: The name of the corporation is Golden State Water Company.

3.     The above amendment has been approved by the Board of Directors of the corporation.

4.     The above amendment was approved by the vote of the sole shareholder of the corporation in accordance with Section 902 of the California Corporations Code; the total number of outstanding shares of each class entitled to vote with respect to the amendment was 122 Common Shares, all of which voted in favor of the above amendment.

We further declare under penalty of perjury under the law of the State of California that the matters set forth in this certificate are true and correct of our own knowledge:

September 16, 2005

/s/ Floyd E. Wicks
Floyd E. Wicks
President and Chief Executive Officer

/s/ Robert J. Sprowls
Robert J. Sprowls
Chief Financial Officer, Senior Vice President-Finance and
Secretary